Exhibit 10.15
AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

AMENDMENT NO. 1 TO THE EMPLOYMENT AGREEMENT (this “Amendment”) made as of November 14, 2022 by and between GRIFFON CORPORATION, a Delaware corporation (hereinafter “Griffon”) and Robert F. Mehmel (hereinafter “Mehmel”).
WITNESSETH:
WHEREAS, Griffon and Mehmel entered into that certain Employment Agreement, dated as of December 7, 2012 (hereinafter, the “Employment Agreement”).
NOW, THEREFORE, the parties hereto agree to amend the Employment Agreement as follows, effective as of the date hereof.
1.Clause (ii) of Section 1(i) of the Employment Agreement shall be deleted in its entirety and replaced with the following:
“(ii)    a reduction by Griffon in Mehmel’s Salary, target annual bonus amount or target long-term bonus amount, other than a percentage reduction applied equally to all senior executives that does not exceed 10% of any such component of compensation;”
2.Clause (iii) of Section 9(g) of the Employment Agreement shall be deleted in its entirety and replaced with the following:
“(iii)     for the period commencing on the date of Mehmel’s termination of employment and continuing until December 31 of the second calendar year following the calendar year in which Mehmel’s employment terminates (the “Continuation Period”), either (x) subject to Mehmel making a timely election and continued eligibility to elect benefits under COBRA and Mehmel’s continued payment of premiums at active employee rates, continued medical and other group health coverage for Mehmel and his eligible dependents under Griffon’s medical and group health plans (which expressly include Griffon’s Group Health Plan, the ArmadaCare Ultimate Health Plan and the Supplemental Health Benefits Plan for Senior Executives) or (y) if Griffon determines in its sole discretion that any such coverage cannot be provided under the governing plan documents or that providing such coverage would result in a fine, penalty or other violation of law, monthly payments equal to the premium amounts (including both employer and employee portions) or other claims paid by Griffon under such coverages; provided, however, that in the event that any such coverage is discontinued following a Change in Control or Griffon or any successor otherwise fails to provide Mehmel access to such coverage following a Change in Control, Griffon shall either provide equivalent coverage, provide Mehmel an amount in cash to procure equivalent coverage on an individual basis or otherwise continue to pay applicable claims that would have been reimbursed under such coverage.”

3.The following shall be added at the end of Section 11 of the Employment Agreement:

12720705.2

“Mehmel and Griffon hereby agree that the calculation of any reduction in payments contemplated by this Section 11 and any tax withholding due in connection with any Excise Tax shall be made by Golden Parachute Tax Solutions LLC (or another nationally recognized certified public accounting or professional firm that is recognized as an expert in determinations and calculations for purposes of Section 280G of the Code, selected by Griffon and consented to by Mehmel, such consent not to be unreasonably withheld or delayed) (the “Calculating Firm”) and the determination of any such reduction in payments or Excise Tax withholding shall be conclusive and binding on Mehmel absent manifest error. All fees and expenses of the Calculating Firm shall be borne solely by Griffon. Prior to any reduction in payments contemplated by this Section 11, Griffon shall provide Mehmel with a report setting forth its calculations and the amount of such reduction, along with adequate supporting information.”
4.The parties hereby agree that except as specifically provided in and modified by this Amendment, the Employment Agreement is in all other respects hereby ratified and confirmed. This Amendment shall be construed in accordance with the laws of the State of Delaware (without regard to principles of conflicts of law). This Amendment may be executed in one or more counterparts (including by facsimile, “portable document format,” or other electronic means) each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day and year first written above.

GRIFFON CORPORATION
By: ___/s/ Seth L. Kaplan__________
Name: Seth L. Kaplan
Title: Senior Vice President

___/s/ Robert F. Mehmel___________
Robert F. Mehmel
2

12720705.2